Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Basic Energy Services, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Basic Energy Services, Inc. of our reports dated February 23, 2016, with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the annual report on Form 10-K of Basic Energy Services, Inc. for the year ended December 31, 2015.
Our report dated February 23, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Basic Energy Services, Inc. acquired Harbor Resources, LLC, Aerion Rental, LLC, and Grey Rock Pressure Pumping, LLC (collectively, the “Acquisitions”) during 2015, and management excluded from its assessment of the effectiveness of Basic Energy Services, Inc.’s internal control over financial reporting as of December 31, 2015, the Acquisitions’ internal control over financial reporting associated with total assets of $16.7 million and total revenues of $3.0 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

/s/KPMG LLP

Dallas, Texas
December 23, 2016